Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Knight Transportation, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-72377 and 333-105718 on Form S-8 of Knight Transportation, Inc. of our report dated January 21, 2004 with respect to the consolidated balance sheet of Knight Transportation, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the years ended December 31, 2003 and 2002, and the related financial statement schedule for the years ended December 31, 2003 and 2002, which report appears in the December 31, 2004 annual report on Form 10-K of Knight Transportation, Inc.

                                              /s/ KPMG LLP

Phoenix, Arizona
March 11, 2005